Exhibit 99.1

Press Release

I-many Reports Third Quarter 2006 Financial Results

EDISON, N.J., October 31, 2006 — I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Contract Lifecycle Management (CLM) solutions for managing corporate commitments, reported financial results for the third quarter of 2006 ending September 30, 2006.

Highlights

•	Net Revenues totaled $7.5 million, exceeding both prior and year-ago quarters

•	Unamortized software subscriptions increased 64% over year-ago quarter

•	Subscription-based net revenue up 184% vs. year-ago quarter

•	Delivered next generation I-many CARS 5.0® to largest Life Science customer

•	First sale of I-many Contract Manager™ to a top-three Big Pharma customer

•	Milestone 30th sale of I-many Government Pricing™

GAAP Financials

On a GAAP basis, net revenues for the quarter totaled $7.5 million, an increase of 8% from $6.9 million reported in the prior quarter, and an increase of 6% from $7.1 million reported in the third quarter of 2005. Net revenues exclude the portion of the gross value of license and service contracts booked during the quarter which the company cannot realize until future periods, like those related to the increasing number of multi-year software subscriptions. See the discussion of non-GAAP results, below.

Net loss for the quarter was $(0.08) per share, as compared to a loss of $(0.09) per share in previous quarter and $(0.07) per share in the third quarter of 2005.

Quarter-end cash, restricted cash and short-term investments totaled $13.3 million, a decrease of 16% or $2.5 million from the end of the prior quarter and a decrease of 24% or $4.1 million from the end of the fiscal year ending December 31, 2005.

Non-GAAP Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it continues to change its licensing mix to include more software subscriptions. This includes the gross value of license contracts signed during the third quarter, or “bookings,” which totaled $1.8 million. This compares to $4.6 million signed in the prior quarter and $2.9 million signed in the third quarter of 2005.

These contracts brought the total amount of unamortized subscriptions to be recognized over the next five years to $12.7 million, down marginally from $12.9 million reported at the end of the prior quarter, and an increase of 64% from $7.8 million at end of the third quarter 2005.

The combined amount of deferred revenue and unamortized subscriptions at September 30, 2006 was $26.4 million, an increase of 4% from $25.3 million in the prior quarter, and up 52% from $17.3 million at the end of the third quarter 2005.

Reflecting the increasing contribution of subscription revenue, the amount of product revenue generated from contracts sold in prior periods and recorded in the recent quarter reached a record level of $678,000, up 39% from $488,000 in the prior quarter, and up 184% from $239,000 reported in the third quarter of 2005.

I-many introduced its subscription offering in the second quarter of 2004 in order to pursue certain benefits for both customers and the company. Management believes subscriptions expand the market to customers that find regular subscription payments an easier and more flexible implementation of CLM, and they have the potential to provide I-many smoother and more predictable revenue growth.

“The decrease in bookings during the quarter was more a function of timing than a decrease in deal-flow,” said John A. Rade, I-many’s chairman, president and CEO, “with some pending transactions now pushed to the fourth quarter. This demonstrates the unpredictability of these large transactions and why we have been maintaining only annual guidance. It also speaks to why we have pursued subscriptions, which over time have the potential to smooth our revenue stream. We should note how this steady stream of subscription-based revenue contributed to an up tick in net revenues for the quarter. This demonstrates the investment in our subscription offering strategy is paying off.”

Continued Rade, “This quarter was also highlighted by a number of major achievements and wins. Most notably was the delivery of the new platform version of our flagship Life Science product, I-many CARS 5.0, to our largest Life Science customer, Premier, and we did it on time and on budget. Others include our first Big Pharma sale of I-many Contract Manager and a milestone 30th sale of I-many Government Pricing. These achievements, combined with several follow-on orders from satisfied customers, a strong pipeline of pending deals, and a healthy balance sheet, puts us well on course to meeting our expectations for 2006 – and support our plans for a big 2007.”

Q3 2006 Event Highlights

Significant events during the third quarter 2006 included:

•	Five new license transactions exceeding $50,000 were signed during the quarter, two of which were subscriptions, and averaging approximately $350,000 per transaction.

•	One of the world’s largest producers of pharmaceutical and consumer health-related products purchased I-many Contract Manager to help it manage $43 billion in annual transactions. This represented the first sale of I-many Contract Manager to a top-three Big Pharma company, and adds to the customer’s installation of several I-many products, including I-many CARS, I-many Medicaid™, I-many Validata™, and I-many CARS Compliance Monitor™.

•	Sales to existing Fortune 100 clients included a new subscription for I-many Contract Manager acquired by a major Aerospace and Defense company, and a long-time non-Life Sciences customer and product development partner, to bring the benefits of I-many’s Contract Lifecycle Management to yet another company division.

•	A Fortune 500 company that is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis expanded the scope of its previously-acquired license to I-many Contract Manager, which helps it manage more than $5 billion in annual transactions.

•	UCB (www.ucb-group.com), a leading global biopharmaceutical company with more than 8,300 employees across 40 countries, selected I-many’s Government Pricing to help manage its $2.9 billion annual revenue stream. UCB represents the 30th sale of I-many Government Pricing, with 25 completed installations and five (including UCB) undergoing implementation. This solution facilitates compliance with government pricing and reporting mandates, including those established by the recently passed Deficit Reduction Act. Six out of the top 10 and 22 of the top 50 pharmaceutical companies in the world are now I-many Government Pricing users.

•	Near the close of the quarter, Premier, Inc., an alliance of more than 200 of the nation’s leading not-for-profit hospitals and healthcare systems, received the next generation of I-many CARS, I-many’s leading chargeback and rebate management solution. I-many CARS assists Premier in managing for more than $25 billion in annual supplies and equipment purchases. Premier’s implementation is the first commercial roll-out of I-many CARS 5.0 and the first Life Science I-many product to be re-written from the ground-up using I-many’s new CLM software platform.

•	The new version of I-many Medicaid ensures compliance with the Deficit Reduction Act reporting requirements. Other enhancements deliver increased reporting flexibility and streamlined management of supplemental programs. I-many Medicaid is the most widely used off-the-shelf solution for managing the Medicaid rebate process, with 15 of the top 20 pharmaceutical companies using this solution.

•

An update to I-many Validata optimizes control of rebate payments and leverages seamless integration with I-many CARS to deliver functionality that minimizes rebates paid and cuts costs associated with rebate operations. I-many Validata scrubs script-level data submitted to pharmaceutical manufacturers, eliminating the need for high-priced third party validation services whose fees increase substantially with escalating data volumes, and home-grown systems that are expensive and time-consuming to develop and maintain.

•	I-many was named to the 2006 Supply & Demand Chain Executive 100. Inclusion in the “100” designates I-many as a leading innovator in helping companies transform the way they create and leverage supply and demand chains.

Conference Call

I-many will host a conference call to discuss its third quarter 2006 results on Wednesday, November 1, 2006, at 10:00 am Eastern Time.

The dial-in number for the conference call is 1-866-770-7120 or 1-617-213-8065, passcode #69589485. The call is also being webcast, which can be accessed at I-many’s web site at www.imany.com.

A replay of the call will be available from November 1st at 12:00 pm through November 8th at 11:59 pm, and can be accessed by dialing 1-888-286-8010 or 1-617-801-6888, conference ID #88059906.

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements with a non-GAAP quarterly and annual reconciliation of the gross value of license transactions to its reported GAAP product revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of product revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) is the leading provider of advanced Contract Lifecycle Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment—from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that current economic conditions will not improve as anticipated or will deteriorate; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net Revenues:
Product	$1,123	$567	$3,198	$4,124
Services	6,348	6,483	18,786	20,226

Total net revenues	7,471	7,050	21,984	24,350

Operating expenses:
Cost of third-party technology	128	206	245	295
Cost of services	4,504	3,682	12,415	11,364
Amortization of acquired intangible assets	46	343	436	1,041
Sales and marketing	2,001	1,961	6,654	6,177
Research and development	3,258	2,795	9,399	8,727
General and administrative	1,376	1,320	4,053	3,613
Depreciation	218	204	579	591
Restructuring and other charges (credits)	24	8	68	(25)

Total operating expenses	11,555	10,519	33,849	31,783

Loss from operations	(4,084)	(3,469)	(11,865)	(7,433)
Other income, net	143	110	417	182

Net loss	$(3,941)	$(3,359)	$(11,448)	$(7,251)

Basic and diluted net loss per common share	$(0.08)	$(0.07)	$(0.24)	$(0.16)

Weighted average shares outstanding	47,457	45,348	47,096	43,951

I-MANY, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$12,760	$16,805
Accounts receivable	6,671	9,577
Other current assets	724	845

Total current assets	20,155	27,227

Property and equipment, net	1,300	1,188
Restricted cash	496	555
Other assets	127	122
Acquired intangible assets, net	277	713
Goodwill	8,667	8,667

Total assets	$31,022	$38,472

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,892	$5,618
Current portion of deferred revenue	14,479	12,194
Current portion of capital lease obligations	75	8

Total current liabilities	20,446	17,820
Deferred revenue, net of current portion	978	1,242
Other long-term liabilities	997	1,054

Stockholders’ equity	8,601	18,356

Total liabilities and stockholders’ equity	$31,022	$38,472

Reconciliation of Gross Value of License Bookings to Reportable Product Revenue
	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$1,417	$1,346	$8,646	$7,531
Industry Solutions	342	1,559	1,736	2,427

	1,759	2,905	10,382	9,958
Add product revenue recorded in current period from contracts sold in prior periods:
Health and Life Sciences—subscriptions	611	239	1,542	600
Health and Life Sciences—other deferrals	0	0	0	1,476
Industry Solutions—subscriptions	67	0	105	0

	678	239	1,647	2,076
Less value of license contracts sold in current period and deferred to future periods:
Health and Life Sciences	980	1,041	7,134	6,244
Industry Solutions	334	1,536	1,697	1,666

	1,314	2,577	8,831	7,910
Product revenue recorded:
Health and Life Sciences	1,048	544	3,054	3,363
Industry Solutions	75	23	144	761

	$1,123	$567	$3,198	$4,124